Exhibit 10.1

SEPARATION AGREEMENT AND

COMPLETE RELEASE OF LIABILITY

Christopher C. Bernhardt and Exelis Inc. have reached the following Agreement. In this Agreement, “Employee” refers to Christopher C. Bernhardt and the “Company” refers to Exelis Inc. or, as applicable, the subsidiary of Exelis Inc. that formally employs Employee.

1. Benefits. The Company agrees with Employee as follows:

A. Employee’s active full-time employment with the Company will cease on June 25, 2012 (also referred to as the “Termination Date”). The parties stipulate that the Company will not contest a claim for unemployment insurance if made by the Employee. In the event Employee becomes disabled on or prior to his Termination Date, his entitlement to any short-term disability and/or long-term disability benefits shall be determined in accordance with the applicable short-term or long-term disability plans and the treatment of any such benefits in coordination with the above payments will be in accordance with the terms of such disability plans.

B. If Employee executes, does not revoke this Agreement, and agrees to all terms and conditions of this Agreement, Employee is eligible for twenty (20) months of severance payments under the terms of the Exelis Inc. Senior Executive Severance Pay Plan. During the Severance Pay period beginning June 26, 2012 through February 25, 2014 (the “Severance End Date”), the Company shall continue to pay Employee his present base salary at the rate of four hundred twenty thousand dollars ($420,000) per year, paid in normal bi-weekly payments (“Severance Pay”) pursuant to the Company’s normal payroll procedures.

Employee agrees that beginning June 25, 2012 and for a period of one year during which time he receives severance payments under this Agreement, he will not:

(i) perform any work, directly or indirectly, alone or as a partner, joint venture participant, officer, director, consultant, agent, independent contractor, advisor, representative or security holder of any company or business, in the business of researching, designing, manufacturing and / or providing defense products and services to the U.S. and other governments in competition with the business of Exelis’ Electronic Systems division, including all legal entities through which Exelis’ Electronic Systems division conducts business. Employee and the Company agree that the foregoing restriction shall apply and be enforceable worldwide, and in the case of the United States, in each state. For purposes of this Agreement, the businesses deemed to be in competition with the Company are: the DynCorp subsidiary of Cerberus, IAP Worldwide Services, Thales Radar Systems, Syracuse Research Corporation, BAE Electronic Warfare Division, Northrop Grumman’s Space Systems Division, Northrop Grumman’s Defensive Systems Division, Raytheon’s Electronic Warfare Systems Division. The listed businesses includes all legal entities through which each above corporation, business or division does business and any businesses and portions thereof in the event of name changes, business combinations, transfers, sales, mergers, reorganization, divestitures or other organizational changes.

(ii) directly or indirectly, for Employee or on behalf of any other person, partnership, company, corporation or other entity, solicit or attempt to solicit for the purpose of engaging in competition with Exelis including:

a. any customer or client with which Employee had direct contact in the two years prior to his termination, including but not limited to any person or entity for whom Employee performed services on behalf of Exelis’ Electronic Services;

b. any person or entity for whom Employee performed services on behalf of Exelis’ Electronic Services division in the two years prior to his termination;

c. any person or entity that Exelis’ Electronic Services division has targeted and contacted in the twelve (12) months immediately preceding Employee’s termination for the purpose of establishing a customer relationship.

(iii) directly or indirectly, for Employee or any third party, solicit, induce, recruit or cause another person then in the employ of the Company to terminate his or her employment for the purpose of joining, associating or becoming employed with any other business or activity, except as a result of a general hiring announcement.

The provisions of this section B shall control and supersede all prior non-competition, anti-solicitation of customers, or anti-solicitation of employee agreements or understandings between the parties.

C. Except as stated in this sub-paragraph C, during the period Employee is receiving Severance Pay, Employee will continue to be eligible for participation in the Company employee benefit plans in accordance with the provisions of such plans. During the Severance Pay period, Employee will not be eligible to participate in any Company short-term or long-term disability plans, accidental death and dismemberment insurance, the Company business travel accident insurance plan or any new employee benefit plan. If currently eligible, Employee will not accrue benefit service and eligibility service in the Exelis Salaried Retirement Plan and will not be eligible to participate in the Company Salaried Investment and Savings Plan. Employee will not be eligible to accrue any vacation or participate in any (i) bonus program, (ii) special termination programs or (iii) any other compensation program, plan, arrangement, practice, policy or perquisite unless specifically authorized in writing signed by the Company and issued to Employee after this Agreement is signed by the Parties. Each severance payment shall be paid in accordance with normal payroll practice.

D. Employee understands that the Company will deduct from the payments provided for in this Agreement, federal, state and local withholding taxes and other deductions the Company is required by law to make from payments to employees. Employee understands that he is not entitled to any compensation or benefits or any other payment from the Company, including but not limited to any commissions, termination allowance, notice pay or similar pay or allowance, other than as specifically provided in this Agreement, and other than any applicable pension benefits and retiree health insurance benefits for which the Employee may be eligible under the terms of applicable Company benefit plans subject to the terms of such plans. Employee further understands that the Company will deduct from the payments provided for in this Agreement the normal employee contributions to any employee benefit plans in which Employee participates while receiving Severance Pay.

E. Employee will not be eligible to receive an annual incentive (bonus) payment for performance year 2012.

Employee will receive a single, lump-sum payment of $250,000, subject to normal tax withholding, to be paid in March 2013, provided that the Special Retention and Employment Compensation Terms memorandum dated August 11, 2010 and Non-Competition and Non-Solicitation Agreement, both executed on August 11, 2010, attached hereto as Exhibit A and incorporated as part of this Memorandum, are not violated, such determination to be at the Company’s sole discretion.

Employee will not be eligible for any annual incentive (bonus) payment for performance year 2013 or beyond.

F. Employee will receive payment for any accrued but unused 2012 vacation time even if this Agreement is not executed by Employee. Payment for unused vacation, if any, will be made in a lump sum following the Termination Date, or on a later date as permitted by applicable law. Payment for unused vacation, if any, will not count for any purpose under any employee benefit plan. Employee will not be eligible for any vacation for 2013 or beyond.

G. Except as expressly stated in this Agreement, the Company will not be responsible for any other expenses incurred by Employee after June 25, 2012.

H. All outstanding long-term incentive awards will be treated in accordance with the applicable plans, terms and conditions of each award. Employee will not be eligible to receive any long-term incentive award for 2013 or beyond.

Employee must seek written approval prior to entering into any transaction involving Exelis securities, including the purchase or sale of any Exelis stock or exercise of any stock options. Six months after the Termination Date, Employee will no longer be subject to the requirement for prior approval before the purchase or sale of Exelis stock. Employee is also subject to the securities laws and Exelis’ “insider trading” policies in respect of any transaction Employee effects while in possession of material non-public information regarding Exelis stock.

I. Employee will be eligible to receive outplacement services at the Company’s expense for a period of one year through an approved provider.

J. Employee is solely responsible for all taxes that may result from Employee’s receipt of the amounts payable to Employee under this Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to Employee of Employee’s receipt of any benefit or payment hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.

K. Employee will resign as an officer of Exelis and as a director or officer of any subsidiary or affiliate of Exelis, effective June 25, 2012.

L. Automobile Allowance - Employee will continue to receive his current automobile allowance until his Severance End Date.

M. Financial Counseling – Employee will be eligible for Senior Executive Financial Counseling through tax year 2013. Any reimbursement made pursuant to this paragraph will be imputed income, subject to normal tax treatment.

2. Payments; Individual Negotiation. Payment of the amounts described in Paragraph 1 Benefits, shall commence as set forth in this Agreement and shall not commence sooner than eight (8) days following Employee’s execution of this Agreement.

3. Complete Release. This release shall be effective on Employee’s Termination Date. Employee understands that all or part of his job duties may be assigned to another person or persons who are less than forty years old or younger than Employee. Employee agrees to release the Company, any company that is or was directly or indirectly the parent or subsidiary of, related to or affiliated with the Company, any Company benefit plans and the employees, administrators, fiduciaries, agents, officers and directors of any of them, and any predecessors, successors or assigns, from all claims or demands Employee may have arising out of or relating to Employee’s employment with the Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Family Medical Leave Act; the Americans with Disabilities Act, which prohibits discrimination based upon disability; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974 or any other federal, state or local laws, regulations or orders. This also includes, but is not limited to, a release by Employee of any contractual or tort claims or other claims arising under common law including, but not limited to, any claims for wrongful discharge. This release covers both claims that Employee knows about and those he may not know about but does not release future claims pursuant to Paragraph 8, Non-Release of Future Claims.

This release, however, does not preclude Employee from enforcing the terms of this Agreement. Nor does this release include a release of any pension benefits, workers’ compensation benefits or other vested benefit for which Employee may be eligible under the terms of applicable Company benefit plans.

Employee agrees and intends that the foregoing release shall be construed in the broadest sense possible and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that Employee may have against the Company and its agents, successors, assignees and representatives but does not release future claims pursuant to Paragraph 8, Non-Release of Future Claims.

4. Affirmations.

A. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form, nor does Employee have any knowledge or reason to believe that anyone else has filed such a charge or complaint on his behalf, including the types of claims set forth above, and also including any claims under the Family Medical Leave Act and/or the Fair Labor Standards Act, or any similar state or local laws, nor does Employee have any unasserted claims pursuant to a qualified employee retirement or other benefit plan. While this Agreement is not intended to interfere with Employee’s right to file a charge or complaint with an administrative agency in connection with any claim Employee believes he may have against any of the released parties, Employee acknowledges, understands and agrees that if Employee should file such a charge or complaint, or if any agency shall ever assume jurisdiction against the Company on behalf of Employee, he will not accept any benefit or remedy which may be awarded as a result of such charge(s) or complaint(s).

B. This Agreement is not intended to prohibit Employee from filing, in good faith, for and from receiving workers’ compensation benefits from the Company’s workers’ compensation carrier for compensable injuries incurred during and in relation to Employee’s employment. That said, in executing this Agreement, Employee affirms that he is not aware of any work-related injuries for which he does not already have a pending claim for workers’ compensation benefits.

5. Confidentiality. Employee promises not to disclose the contents of this Agreement to anyone other than his immediate family, attorneys, counselors or agents retained by Employee for the purpose of assisting or counseling him/her with respect to this Agreement. If Employee discloses the contents of this Agreement to any person as permitted above, he shall also use his best efforts to prevent all such persons from disclosing the contents of this Agreement. Except for the Employee’s attorney and spouse, prior to disclosing the contents of this Agreement to anyone, Employee shall seek the approval from the Senior Vice President, Human Resources, Exelis Inc., 1650 Tysons Boulevard, Suite 1700, McLean, VA 22102.

6. Non-Admission of Liability. This Agreement is made solely to facilitate an arrangement reached by the Company and the Employee. This Agreement should not be construed as an admission by the Company of any wrongdoing.

7. Reporting. Employee agrees that he has disclosed all known issues, concerns or complaints regarding any legal, regulatory or compliance requirement of the Company, any direct or indirect parent or subsidiary, officer, director or employee.

8. Non-Release of Future Claims. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 that arise after the date the Employee signs this Agreement.

9. Period for Review and Consideration of Agreement. Employee understands that Employee has been given a period of 21 days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21-day period as Employee wishes prior to signing. Employee agrees that no change to this Agreement, whether material or immaterial, will restart the running of said 21-day review period.

10. Encouragement to Consult with Attorney. Employee is advised to consider fully the terms of this Agreement and to consult with an attorney before signing this Agreement.

11. Employee’s Right to Revoke Agreement. Employee may revoke this Agreement within seven (7) days after Employee signs It. Revocation can be made by delivering a written notice of revocation to the Senior Vice President, Human Resources, Exelis Inc., 1650 Tysons Boulevard, Suite 1700, McLean, VA 22102. For this revocation to be effective, written notice must be received by said Senior Vice President no later than the seventh (7th) day after Employee signs this Agreement. If mailed, the revocation must be postmarked within the revocation period. If Employee revokes this Agreement within said seven-day period, the Agreement shall not be effective or enforceable, and Employee will not receive the benefits described in Paragraph 1. IF EMPLOYEE DOES NOT REVOKE THIS AGREEMENT AS MENTIONED IN THIS PARAGRAPH 10, THEN THIS AGREEMENT SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHTH (8th) DAY AFTER EMPLOYEE SIGNS IT.

12. Termination of Employment. Employee acknowledges that Employee’s employment with the Company will end, and will not be resumed at any time after June 25, 2012, unless the subsequent employment is initiated by the Company. After signing this Agreement, Employee agrees not to apply for any job with the Company or any of its direct or indirect subsidiaries or affiliates, unless initiated by the Company. If Employee is re-hired by the Company during the period in which he is receiving Severance Pay, all Severance Pay shall cease upon the date of rehire.

13. Assistance in the Defense of Claims. Employee agrees for up to one year following the Severance End Date, upon reasonable notice from the Company, to assist the Company in the defense of any legal or administrative action or proceeding now pending or which later may be filed by or against the Company or by or against any affiliated or related companies or any of their officers, directors or employees. The Company will reimburse and/or advance monies to Employee for out-of-pocket expenses, if any, incurred in connection with such assistance.

14. Company Property. Employee shall return to the Company on June 25, 2012, any and all Company property which has been entrusted to him/her during his tenure with the Company, including but not limited to any and all physical equipment, documents and electronic information belonging to the Company, or any copies or derivations thereof. Any Company property not in Employee’s possession on June 25, 2012 shall be returned no later than June 30, 2012. Failure to comply with this Section 14 will constitute Disqualifying conduct under Paragraph 16 of this Agreement.

15. Notification to the Company. If any claim or demand is made to legally compel the Employee to disclose the terms and conditions of this Agreement, the Employee will promptly notify the Senior Vice President, Human Resources, Exelis Inc., 1650 Tysons Boulevard, Suite 1700, McLean, VA 22102 of such claim or demand prior to any disclosure so that the Company may take such action as it deems appropriate.

16. Disqualifying Conduct. If during the period Employee is receiving Severance Pay, the Employee, in any material way, (i) breaches the terms of this Agreement, including the Non-Compete agreement executed on August 11, 2010; (ii) fails to comply with any Company Letter of Understanding and Assignment of Rights to Intellectual Property or improperly utilizes the Company’s confidential or proprietary information; (iii) without the Company’s prior written consent, induces any employee of the Company to leave the Company employment; or (iv) fails to comply with applicable provisions of the Exelis Inc. Code of Corporate Conduct or applicable Company policies, and fails to take steps to cure or redress any such breach after notice from the Company, then the Company will have no further obligation to provide Severance Pay or make any payments described in Paragraph 1.

17. Non-Disparagement. Employee agrees that he will not make or engage in any disparaging remarks about the Company, its employees, and/or its customers. Employee also agrees that he will not have any communication of any type with any of the Company’s current or former customers concerning the Company, its employees, its work for the government or any aspect of the Company’s relationship with the government.

18. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon the Company. Employee’s rights and obligations are personal and may not be assigned or delegated without the Company’s written consent. In the event of Employee’s death, the Company agrees to pay the remaining obligation to the Employee’s beneficiary.

19. Choice of Law. This Agreement shall be governed by and interpreted under the laws of the State of Virginia.

20. Letter of Understanding. Employee agrees to execute and comply with the Letter of Understanding, attached as Exhibit B, including, but not limited to those that relate to post-employment periods. If Employee signed a document(s) during his employment covering more than, all or only a portion of the obligations set forth in Exhibit B or signed no such documentation, Employee hereby agrees to comply with all previously agreed upon obligations and to comply with the Employee’s obligations under Exhibit B for all post-employment periods. Employee signed a Covenant Against Disclosure and Assignment of Rights to Intellectual Property on May 17, 2001 which is attached hereto as Exhibit C.

21. Entire Agreement. The Company has used its best efforts to compose this Agreement in a manner calculated to be readily understood by the Employee. This Agreement and any attachments hereto constitute the complete, entire and final agreement between Employee and Company concerning the subject matter expressed herein and supersedes any other prior agreement in writing or otherwise. This Agreement may not be modified or terminated except by a writing signed by both parties. The Company has made no promises to Employee other than those in this Agreement. The parties agree that any Letter of Understanding, Covenant Against Disclosure and Assignment of Rights to Intellectual Property, and any other enforceable agreement containing post-employment obligations owed to the Company by Employee that Employee previously executed shall survive this Agreement and remain in full force and effect. Should any portion of this Agreement be ruled void or unenforceable, such ruling will not affect the enforceability and effect of the remaining provisions of this Agreement. Should Paragraph 3 (“Complete Release”) be ruled void or unenforceable, all remaining provisions of this Agreement will likewise become void and unenforceable. Should any other portion of this Agreement be ruled void or unenforceable, such ruling will not affect the enforceability and effect of the remaining provisions of this Agreement.

22. Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A and will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, (i) Employee’s termination of employment for purposes of this Agreement (and for purposes of any other plan or arrangement subject to Section 409A which provides for payment upon or in connection with Employee’s termination of employment) will be determined in accordance with the definition of a “separation from service” under Treas. Reg.§1.409A- 3(h), applying the default rule thereunder for purposes of determining when a reduction of bona fide services results in a termination of employment, (ii) if at the time of Employee’s separation from service with the Company, Employee is a “specified employee” as defined in Section 409A and the deferral of the payment or commencement of any payments or benefits otherwise payable by the Company to Employee as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits until the date that is six months following Employee’s separation from service with the Company, or, if earlier, Employee’s death, at which time such deferred payments will be immediately payable to or on behalf of Employee, and (iii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” subject to Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Without limiting the foregoing, to the extent that any in-kind benefits, perquisites or reimbursement of expenses are subject to Section 409A, the in- kind benefits, perquisites or reimbursement of expenses provided pursuant thereto during a year will not affect the in-kind benefits, perquisites, or expenses eligible for reimbursement to be provided in any other taxable year. In no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred. The right to any such payment, reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding clause (ii) above, (x) if any amount of employment taxes, within the meaning of regulations promulgated under Section 409A, are payable prior to the sixth month anniversary of Employee’s separation from service with respect to any deferred compensation amount, the Company shall utilize and be deemed to have paid a portion of any such deferred compensation to the extent necessary for the payment of such employment taxes, and (y) if any portion of Employee’s restricted stock, restricted stock units or benefits under any deferred compensation plan are deferred pursuant to the six-month deferral provision in clause (ii) above, then such restricted stock, restricted stock units or deferred compensation shall be treated during such six-month period, and adjusted for investment performance in the same manner, as outstanding restricted stock, restricted stock units or deferred compensation.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS PRIOR TO THE DATE OF THIS AGREEMENT.

WITNESS		Christopher C. Bernhardt

Karen C. Bernhardt		/s/ Christopher C. Bernhardt

Dated: 7/8/2012

EXELIS INC.

	By:	/s/ A.John Procopio
A. John Procopio
Senior Vice President,
Human Resources

Dated: 7/10/2012

12